SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 2, 2009	Commission file number 0-9032

SONESTA INTERNATIONAL HOTELS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York
(State or Other Jurisdiction)

13-5648107
(I.R.S. Employer Identification No.)

116 Huntington Avenue, Boston, MA 02116
(Address of principal Executive Offices)

(Registrant’s Telephone Number, Including Area Code): 617-421-5400

Not Applicable
(Former name, former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01: ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

A wholly owned subsidiary of the Company is a 50% limited partner in SBR-Fortune Associates LLLP (“SBR-Fortune”).  SBR-Fortune has entered into a contract to sell the land and improvements, formerly comprising the Sonesta Beach Resort Key Biscayne (the “Property”), for a price of $78 million.  The buyer is a real estate developer based in Argentina.

In April 2005, the Company contributed the Property to SBR-Fortune, and the hotel subsequently closed in August 2006.  In June 2009, the partners amended their partnership agreement and agreed, among other things, to sell the Property, subject to certain conditions.  From the proceeds of the sale of the Property, after the payment of closing costs, commissions, partnership expenses and the repayment of a partnership loan secured by the property, the Company expects to receive approximately $11.5 million.  This includes approximately $2.5 million of advances the Company made during 2009 for the payment of partnership expenses based on the aforementioned amendment to the partnership agreement.  The remaining $9 million represents the Company’s share of the net proceeds.

The purchase and sale contract became binding at the end of the day on September 1, 2009.  The closing of the sale transaction is scheduled to take place on or before September 25, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

SONESTA INTERNATIONAL HOTELS CORPORATION

September 2, 2009

By:	/s/ Boy van Riel
Boy van Riel
Vice President and Treasurer

(Authorized to sign on behalf of the Registrant as Principal Financial Officer).